Exhibit 2.13

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

Among

GLOBAL CROSSING LIMITED,

GC CRYSTAL ACQUISITION, INC.

and

IMPSAT FIBER NETWORKS, INC.

Dated as of March 15, 2007

WHEREAS, IMPSAT Fiber Networks, Inc., a Delaware corporation, Global Crossing Limited, a Bermuda corporation and GC Crystal Acquisition, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated as of October 25, 2006, as amended (the “Merger Agreement”).

WHEREAS, pursuant to Section 9.8 of the Merger Agreement, the parties desire to amend the Merger Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Merger Agreement as follows:

1.	Section 7.1(b)(1)(i) of the Merger Agreement is hereby amended by replacing the words “April 16, 2007” with “May 25, 2007.”

2.	Section 7.1(b)(2)(i) of the Merger Agreement is hereby amended by replacing the words “April 16, 2007” with “May 25, 2007.”

3.	Except as expressly modified herein, the Merger Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this amendment to the Merger Agreement as of the date first above written.

IMPSAT Fiber Networks, Inc.

By:	/s/ Hector Alonso
Name:	Hector Alonso
Title:	Chief Financial Officer

Global Crossing Limited

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Senior Vice President

GC Crystal Acquisition, Inc.

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Senior Vice President